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                                                                    EXHIBIT 10.1


PURCHASING AND LICENSING AGREEMENT, DATED SEPTEMBER 9, 1997, BETWEEN ATOM MEDICAL CORPORATION AND MASIMO CORPORATION.

CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED AND HAVE BEEN SEPARATELY FILED WITH THE COMMISSION.
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                       PURCHASING AND LICENSING AGREEMENT
                                     BETWEEN
                            ATOM MEDICAL CORPORATION
                                       AND
                               MASIMO CORPORATION

                             DATED SEPTEMBER 9, 1997

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                                   EXHIBITS

Exhibit A.     MASIMO SET(R) Definition
Exhibit B.     Trademarks, Legend, Logos
Exhibit C.     List of Patents and Patent Applications
Exhibit D.     Price of Products
Exhibit E.     Specifications for Products
Exhibit F.     End-User License Agreement



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                       PURCHASING AND LICENSING AGREEMENT

       THIS PURCHASING AND LICENSING AGREEMENT ("Agreement") is made and entered into as of this 9th day of September, 1997, by and between ATOM Medical Corporation, a Japanese corporation ("ATOM"), and MASIMO CORPORATION, a Delaware corporation ("MASIMO"), with reference to the following:

R E C I T A L S:

       A. MASIMO has developed a new technology known as Signal Extraction Technology ("MASIMO SET" as defined in Exhibit A) MASIMO SET(R) incorporates circuitry and software which, among other things, acquires and detects signals generated by red and infrared LEDs, and which is designed to extract arterial oxygen saturation and pulse rate values from such signals.

       B. ATOM is a manufacturer of medical equipment and desires to incorporate MASIMO SET for SpO(sub 2) into its medical equipment for distribution by ATOM throughout the world.

       C. MASIMO has acquired substantial Know-How (as defined below) in extracting signals from signals contaminated by noise.

       D. MASIMO has acquired and expects to continue to acquire a reputation for excellence, and its Trademark has and will continue to acquire valuable goodwill.

       NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, ATOM and MASIMO hereby agree as follows:

       1. DEFINITIONS. As used in this Agreement, the following terms, whether used in the singular or the plural shall have the following meaning:

               1.1 Accessory means cables (including, but not limited to the MASIMO PC08 and PC12, 8 ft. and 12 ft. patient cables) or any other accessory manufactured by MASIMO and used with any of the SpO(sub 2) Sensors or Licensed Devices.

              1.2 Distributor means a party that markets Licensed Devices to End-Users on behalf of ATOM or a customer of ATOM that buys Licensed Devices from ATOM, private labels such devices, and markets such Licensed Devices to End-Users.

              1.3 End User is a direct user of Licensed Devices in a clinical environment for medical diagnostic purposes on patients (OEM and medical equipment manufacturers are specifically excluded).

              1.4 Improvement means any invention, adaptation, modification or change relating to MASIMO Technology.

               1.5 Licensed Devices means ATOM's completed patient monitor devices incorporating MASIMO SET whether made in circuit board, software or integrated circuit form for SpO(sub 2) Measurements. Licensed Devices shall not include any methods other than MASIMO SET for calculating arterial blood oxygen saturation. Licensed Devices specifically excludes all Fetal Oximetry applications and venous oxygen saturation applications.

              1.6 Licensed Trademarks means the MASIMO SET product designation and word mark(s) set forth on Exhibit B.

              1.7 MASIMO Confidential Information means information and proprietary material of MASIMO disclosed to ATOM and includes, but is not limited to, the following types of information and



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       other information of a similar nature: ideas, concepts, materials, techniques, models, data, designs, documentation, flow charts, budgets, projections, forecasts, marketing and development plans, the Masimo Technology, the Software, communication protocols, and testing procedures.

              1.8 MASIMO Technology means technical information, inventions, concepts, techniques, products, components, concepts, trade secrets, know-how, techniques, designs, processes, communications protocols, the Software, whether patentable or not, patent applications, copyright applications, the Patent Rights, and copyrights and all other intellectual property rights relating to MASIMO SET alone or incorporated in MS Boards, SpO(sub 2) Sensors, Improvements and related documentation generated prior to or pursuant to this Agreement.

              1.9 MS Boards means MASIMO's standard circuit board or chip set which contains MASIMO SET and algorithms necessary to process the information transmitted from the SpO(sub 2) Sensor and convert it into SpO(sub 2) Measurements.

              1.10 Party means ATOM or MASIMO; Parties means ATOM and MASIMO.

              1.11 Patent Rights means all patents owned by MASIMO on technology developed by MASIMO which cover SpO(sub 2) Measurement in Licensed Devices. The present patent numbers and patent application are set forth on Exhibit C to this Agreement.

              1.12 Products are MS Boards, SpO(sub 2) Sensors and Accessories.

              1.13 Purchase Orders has the meaning set forth in Section 4.1 ("Purchase Orders").

              1.14 Software means any and all computer/instrument software and/or firmware developed by MASIMO that is used or useful in connection with MASIMO Technology.

              1.15 SpO(sub 2) Measurements means noninvasive measurement of arterial oxygen saturation (accounting for Hb and HbO(sub 2) only) and/or pulse rate from neonate, pediatric and adult subjects (excludes fetal measurement and venous oxygen saturation).

              1.16 SpO(sub 2) Sensor means reusable and disposable MASIMO standard adult, pediatric or neonatal sensors for use with making SpO(sub
       2) Measurements. Standard SpO(sub 2) Sensors currently manufactured by MASIMO have the following model numbers:

               LNOP(R) - Neo-Pt;  Disposable Neonatal Sensor (Pre-Term)
               LNOP(R) - Neo;     Disposable Neonatal Sensor
               LNOP(R) - Adt;     Disposable Adult Sensor
               LNOP(R) - Pdt      Disposable Pediatric/Slender Digit Sensor
               LNOP(R) - DC1;     Reusable Adult/Pediatric Digit Clip Sensor

              MASIMO intends to produce additional standard models of the SpO(sub 2) Sensors. As MASIMO produces such additional models, the Parties agree to negotiate in good faith their inclusion in this agreement

              1.17 ATOM Confidential Information means information and proprietary material designated by ATOM as Confidential Information and which MASIMO may obtain as a result of MASIMO's relationship with ATOM or access to its premises. Confidential Information includes, but is not limited to, the following types of information and other information of a similar nature: ideas, concepts, materials, techniques, models, data, designs, documentation, flow charts, budgets, projections, forecasts, marketing and development plans, communication protocols and testing procedures.



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              1.18 Subsidiary means any majority owned or wholly owned
       subsidiary, or any entity over which a Party has control.


       2. LICENSES GRANTED

              2.1 Licenses Granted to Licensee.

                     2.1.1 MASIMO grants to ATOM a personal, non-transferable,
              and non-exclusive worldwide license to incorporate the MS Boards into the Licensed Devices, to demonstrate Licensed Devices, and to distribute Licensed Devices to (i) End User customers and (ii) ATOM Distributors. This license includes the right to ATOM to have the Licensed Devices manufactured by a third party for ATOM; however, such Licensed Devices may only be supplied to the marketplace with ATOM's or ATOM's and ATOM's Distributors' private label and logo exclusively and distributed exclusively through ATOM distribution channels. In addition, a third party making Licensed Devices for ATOM may not also be a Distributor.

                     2.1.2 ATOM agrees that it will not reproduce or disclose to any third party any portion of the Software and that it may transfer copies of the Software in object code form only, and only in conjunction with a transfer of a Licensed Device to End Users and Distributors. ATOM agrees to include a copy of the End-User License Agreement attached hereto as Exhibit F with all Licensed Devices, and agrees that it will require all Distributors to include a copy of the End-User License Agreement attached as Exhibit F with the transfer of Licensed Devices to End Users. If ATOM enters a signed agreement with the End User customer or Distributor, ATOM also agrees to attach the End-User License Agreement as an exhibit and include the following clause or a substantially similar clause in the signed agreement:

                     The end-user agrees to comply with the terms of the attached License Agreement. MASIMO is a beneficiary of this agreement between ATOM and the end-user, and has a right to enforce the provisions of the License Agreement.

                     2.1.3 MASIMO retains all rights, title, and interest in the
              Masimo Technology and Improvements, including, without limitation, all patents, copyright, trade secret, and any other intellectual property and proprietary rights. Nothing in this Agreement should be construed as a sale of the Software or any copy of the Software.

                     2.1.4 ATOM agrees that the Masimo Technology contains trade secrets and proprietary information belonging to MASIMO. ATOM agrees to maintain the confidential nature of such trade secrets and proprietary information and agrees not to use, print, copy, provide, or otherwise make available, in whole or in part, any portion of the Software or related materials except in accordance with this Agreement. ATOM will not be provided access to source code for MASIMO Technology. ATOM agrees not to attempt to decipher, decompile, or modify the Software or develop source code for the Software or allow others to do so.

              2.2 Limitation of Licenses Granted

                     2.2.1 No license is granted under this Agreement with
              respect to the MS Boards and Masimo Technology other than as integrated parts of the Licensed Devices. ATOM shall not have the right to manufacture MS Boards, SpO(sub 2) Sensors or Accessories or any circuity or software that performs the functions of the MS Boards for the Licensed Devices.



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                     2.2.2 Except for a transfer of Licensed Devices to end-user customers and Distributors accompanied by the End-User License Agreement, no right to grant sublicenses is granted under this Agreement.

                     2.2.3 Nothing in this Agreement shall be construed to grant any rights to ATOM in fetal oximetry, venous oximetry or any other application of MASIMO SET other than the use of LICENSED Devices to make SpO(sub 2) Measurements, and nothing in this Agreement shall be construed to grant any rights to ATOM to distribute or otherwise market MS Boards or MASIMO SET separate from Licensed Devices.

              2.3 Trademarks, Legends and Logos.

                     2.3.1 No Implied License. ATOM agrees to include the
              following legend on the exterior of Licensed Devices:

                     NO IMPLIED LICENSE
                     Possession or purchase of this device does not convey any express or implied license to use the device with replacement parts which would, alone, or in combination with this device, fall within the scope of one or more of the patents relating to this device.

              Initial quantities of labels containing this legend are available from MASIMO upon request.

                     2.3.2 Grant by Masimo. MASIMO hereby grants to ATOM a
              non-exclusive license to use the Licensed Trademarks with the Licensed Devices for identification purpose and for publicity and promotional purposes when it is advertising one of its Licensed Devices.

                     2.3.3 Quality Control. In order for ATOM to maintain its
              trademark license hereunder, ATOM agrees that the Licensed Devices bearing the Licensed Trademark shall be of a high standard of quality, at least as high as ATOM's historical products, so as to protect and enhance the goodwill pertaining to the MS Boards and SpO(sub 2) Sensors. MASIMO has the right to inspect the manufacturing and distribution points of ATOM for the Licensed Devices, at any reasonable time, to ensure the ongoing quality of the Licensed Devices. Should MASIMO at any time determine that the quality of any Licensed Device does not adhere to MASIMO's quality standards, MASIMO will provide written notice to ATOM. ATOM shall have three months from such notice to bring the quality of such Licensed Device up to standard or to cease any further use of the Licensed Trademark in connection with the promotion or sale of such Licensed Device until MASIMO has indicated that it is satisfied that the deficiencies in quality of the Licensed Device have been corrected.

                     2.3.4 Trademark Marking. ATOM agrees that it shall use the
              MASIMO Product Designation set forth in Exhibit B on all Licensed Devices standing independently on the front or face of the unit in a plainly visible site. Prior to any such use, ATOM shall obtain consent from MASIMO as to the use and location of the Licensed Trademark, which consent shall not unreasonably be withheld.

                     2.3.5 Advertising. All advertising for Licensed Devices
              must include one or more of the Licensed Trademarks. Prior to any use or publication, all advertising copy shall be forwarded to MASIMO for its approval, which approval shall not be unreasonably withheld.

                     2.3.6 The Licensed Trademarks may not be used on or in
              reference to any products other than Licensed Devices.



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                     2.3.7 Except for the ATOM trademark and/or trade names, the
              Licensed Trademarks may not be used in direct combination with other trade names, trademarks or symbols. Moreover, the trade names, trademarks, or symbols of one party may not be used in any way which may suggest that one party is a division, affiliate, or subsidiary of the other party.

                     2.3.8 ATOM acknowledges the validity and exclusive
              ownership of the Licensed Trademarks by MASIMO. ATOM agrees not to use the Licensed Trademarks in any way which might endanger MASIMO's rights in and ownership of the Licensed Trademarks.

                     2.3.9 Patent Marking. ATOM agrees to mark each Licensed
              Device manufactured or sold by it in accordance with the Statutes of the United States relating to marking of patented articles. MASIMO will, from time to time, update its patent numbers for ATOM as patents issue. When MASIMO updates its patent numbers, ATOM's obligation to update its product marking shall occur upon the earlier of the exhaustion of labels for Licensed Devices bearing the current patent numbers or one year from the update by MASIMO. Initial Patent marking is shown in Exhibit B.

       3. ATOM COMMITMENTS/LICENSE FEE

              3.1 ATOM agrees to purchase all Products from MASIMO.

              3.2 Best Efforts. ATOM agrees to use its best efforts to make MASIMO SET its primary pulse oximetry technology, including, but not limited to integrating MASIMO SET into its products for SpO(sub 2) Measurement and by solely promoting the sale of such Licensed Devices over devices for SpO(sub 2) Measurement which do not incorporate MASIMO SET.

              3.3 Integration Commitment. Except for ATOM products in which Nellcor SpO(sub 2) technology is specifically requested by ATOM's customers, ATOM will exclusively integrate Masimo SET into all of its future instruments which require SpO(sub 2) Measurements. In no event will the percentage of ATOM Instruments exclusively containing Masimo SET fall below 80% of the total instruments containing SpO(sub 2) Measurements from Atom.

              3.4 Sensor Commitment. ATOM agrees that it will not sell or otherwise market any products for SpO(sub 2) Measurement with License Devices except SpO(sub 2) Sensors and Accessories purchased from MASIMO.

              3.5 Stand-Alone Pulse Oximeter. Masimo agrees to use its best efforts to provide ATOM a source to purchase a private labeled Masimo SET stand-alone pulse oximeter thru its other OEM partners. When such a stand-alone Licensed Device is available to ATOM, ATOM will cease all shipments of non-Masimo SET stand-alone pulse oximetry instruments.

              3.6 Product Lines. Prior to the launch of each Licensed Device, ATOM agrees to inform MASIMO of a description and model number of the product, and agrees to provide MASIMO with all customer product literature and technical specifications on each Licensed Device.

              3.7 Engineering Support. MASIMO will provide customary and reasonable integration support without charge, at its discretion. At ATOM's request and with MASIMO's approval, MASIMO shall provide additional engineering support to ATOM for the integration of MASIMO SET into Licensed Devices, at a cost of $150.00 per hour. Such support and payment by ATOM shall be authorized in advance, in writing by ATOM. Such services shall be provided at MASIMO's facility unless travel is required, in which event ATOM shall additionally pay for necessary travel expenses.



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              3.8 Delivery of ATOM Systems to MASIMO. ATOM agrees to deliver free of charge, one (1) complete system to MASIMO which demonstrates the final integration of the MS Board into each Licensed Device, MASIMO may test and make recommendations for improvements to the Licensed Devices for compliance with the specifications of Exhibit E. MASIMO makes no warranties or representations with respect to this testing. Such Licensed Devices shall remain with MASIMO for further technical assistance and as a demonstration unit. Title to such systems shall transfer to MASIMO.

              3.9 License Fee. ATOM shall pay a license fee to MASIMO in the amount of [*] payable upon execution of this Agreement.

              3.10 Training. ATOM agrees to allow Masimo to support ATOM's sales training on MASIMO SET, with appropriate prior notice and mutual agreement of the Parties to the training agenda and time requirements.


              3.11 Quarterly Accounting. ATOM agrees to provide MASIMO with a Quarterly Accounting of total pulse oximetry product shipments, its shipments containing MASIMO MS Boards exclusively and other shipments containing other means of providing pulse oximetry.

              3.12 Audit Rights. MASIMO shall have the right to verify, at its expense, and not more frequently than once per year and upon not less than ten (10) business days prior written notice to ATOM, the accuracy of the accounting reports provided by ATOM hereunder, through inspection of ATOM's pertinent records and books of accounts maintained in the ordinary course of business. Such audit shall be conducted by a certified public accountant (the "CPA") chosen by MASIMO in its reasonable discretion, and which CPA is reasonably acceptable to ATOM. ATOM shall pay all costs, expenses and fees of the CPA if (i) ATOM has overstated its Integration Commitment to be eighty percent (80%) or greater, and (ii) audit shows the Integration Commitment is less than eighty percent (80%) for the entire annual period audited.

       4. PURCHASE AND SALE

              4.1 Purchase Orders. During the term of this Agreement and in accordance with its provisions, the purchase and sale of Products between the Parties shall be made by means of purchase orders placed by ATOM or its designee to MASIMO ("Purchase Orders"). The minimum quantity of Products that may be purchased on a Purchase Order is 50 units of a cable-part number (e.g., PC08) or a reusable sensor (e.g., LNOP-DC1) or MS Boards or 500 units of a disposable sensor (e.g., LNOP-Neo). Purchase Orders and change orders may be placed by facsimile or mail. A Purchase Order issued before normal expiration of this Agreement may provide for delivery for a period of up to ninety (90) days following normal expiration of this Agreement and all terms and conditions of this Agreement shall govern. No Purchase Order must be accepted by MASIMO after the expiration or the termination of this Agreement. Any Purchase Order issued for any firm commitment or purchase hereunder shall be non-cancelable, and ATOM shall be responsible for taking deliveries of and paying for all Products set forth in such Purchase Order.

              4.2 Confirmation. MASIMO will notify ATOM of receipt of Purchase Orders within five (5) working days after receipt. Confirmation of receipt and acceptance by MASIMO may be by facsimile or mail.

              4.3 Contents. All Purchase Orders submitted by ATOM shall state the following: (i) price, (ii) the quantities ordered, (iii) the requested delivery dates, (iv) destination, (v) requested method of shipment, and (vi) model number of the Products in accordance with the terms and conditions hereof. Any language on the Purchase Order of ATOM or acknowledging form of MASIMO which is inconsistent with any term or provision hereof shall be void and without any force or effect.

* Confidential material redacted and filed separately with the Commission.

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              4.4 Initial Commitment. The first Purchase Order submitted by
       ATOM, will include firm quantities for the first six (6) months of shipment which are contemplated to begin in April, 1998

              4.5 Ongoing Purchase Orders. After the initial Purchase Order, ATOM's Purchase Orders issued to MASIMO calling for delivery in ninety
       (90) days or less are non-cancelable. Purchase Orders to MASIMO calling for delivery in more than 90 days shall be alterable and cancelable by ATOM up until ninety days prior to the shipment date, after which such Purchase Orders become binding.

              4.6 Emergency Orders. Purchase Orders placed by ATOM shall not prevent ATOM from placing emergency orders for units of the Products for delivery in less than ninety (90) days. MASIMO agrees to use reasonable efforts to deliver such units of Products on the requested schedule. MASIMO may require a price modification for emergency orders.


       5. PRICES AND PAYMENT

              5.1 Price. MASIMO's transfer prices for the Products delivered to ATOM in accordance with the terms of this Agreement shall be as set forth on Exhibit D attached hereto. All prices are F.O.B. MASIMO's shipping dock. The transfer price for SpO(sub 2) Sensors and Accessories includes packaging and labeling with ATOM-supplied artwork and logos complying with MASIMO's Standard Packaging Guidelines. The transfer price does not include custom packaging or labeling for SpO(sub 2) Sensors, Accessories or MS Boards. If custom labeling for SpO(sub 2) Sensors or Accessories is desired and feasible as determined by Masimo, all costs associated with such labeling will be paid by ATOM. Payment by ATOM to MASIMO shall be made thirty (30) days following receipt of invoice by ATOM.

              5.2 Pricing Adjustments. MASIMO shall have the right to adjust prices for the Products annually, provided that any annual price increase shall be limited to the percentage increase in the prior year's U.S. Consumer Price Index.

              5.3 Currency Basis. Prices for the Products to ATOM shall be in U.S. Dollars.

              5.4 F.O.B. Point. Risk of loss for Products shall pass to ATOM, F.O.B. MASIMO's manufacturing facility or distribution point, as selected by MASIMO.

              5.5 Taxes and Levies. All payments by ATOM to MASIMO under this Agreement are exclusive of taxes and ATOM shall be responsible for paying all taxes (except taxes based on MASIMO'S income), including but not limited to, all sales, use, personal property, customs, duties, assessments, levies and other governmental impositions of any nature.

              5.6 Obsolete Packaging Inventory. Should ATOM request changes to ATOM's current packaging materials for Products (including but not limited to SPO(sub 2) Sensor pouches, boxes and directions for use), ATOM will reimburse MASIMO for the direct cost of the obsoleted packaging materials, up to a total of [*].

       6. DELIVERY

              6.1 Transportation. The method of transportation and carrier selected shall be as specified by ATOM in its Purchase Orders. Unless otherwise agreed, all transportation charges, including insurance, levies and taxes, shall be paid by ATOM.

* Confidential material redacted and filed separately with the Commission.

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              6.2 Packaging. MASIMO shall package the Products for shipment.
       Each shipment shall include a packing list containing: (i) Purchase Order number, (ii) model number of the Products, (iii) quantity, (iv) serial number or lot code of shipped products, and (v) certificates of compliance for the applicable quality assurance tests performed for the Products being shipped.

              6.3 Delivery. MASIMO shall use reasonable commercial efforts to fill all Purchase Orders by delivery dates and in the quantities specified by ATOM in its Purchase Orders. Notwithstanding the above, MASIMO shall have no obligation to deliver in less than ninety (90) days from confirmation. If a Purchase Order by ATOM calls for more than a 25% increase as compared to the previous 3-month average of Products ordered, on a product-by-product basis, MASIMO shall use reasonable commercial efforts to deliver an amount at least equal to the previous three month average within ninety (90) days, and shall use reasonable commercial efforts to ship the remainder within 120 days of receipt of the Purchase Order.

       7. COMPATIBILITY

              7.1 Sensor Compatibility. ATOM agrees that its Licensed Devices will not be configured to operate with oximetry sensors other than Masimo SpO(sub 2) Sensors specifically authorized by MASIMO for use with Licensed Devices of ATOM.

              7.2 Instrument Compatibility. ATOM agrees that it will not market oximetry instrument(s), or any other device(s) or accessory(ies), except Licensed Devices, that operate with or are compatible with any MASIMO SpO(sub 2) Sensors.

              7.3 Entire Board. ATOM agrees that by incorporating the MS Board and MASIMO SET into its Licensed Devices it will use the MS Board for its full functionality of pulse oximetry and that it will not modify the functionality of the MS Board. ATOM agrees that it will accept all future upgrades or changes to products as long as the upgrades or changes remain compatible with previous versions in connections and functionality and the upgrades do not increase the transfer price.

              7.4 MASIMO Probes. ATOM agrees that the MS Boards are designed to be used with SpO(sub 2) Sensors only, and that if ATOM uses sensors by other manufacturers the MS Board may yield different results. Accordingly, MASIMO SET will be enabled for SpO(sub 2) Sensors only. ATOM agrees to use its best efforts to provide that its customers not use SpO(sub 2) Sensors with technology other than MS Boards in Licensed Devices. ATOM agrees not to configure or to instruct others how to configure any devices other than Licensed Devices to be used in connection with SpO(sub 2) Sensors.

       8. INSPECTION AND ACCEPTANCE

              8.1 MASIMO Inspection. MASIMO shall provide and maintain an inspection procedure and quality assurance program for the Products and its production processes. Complete records of all inspection and quality assurance work done by MASIMO shall be made available to ATOM upon its request at reasonable times during the term of this Agreement.

              8.2 ATOM Inspection

                     8.2.1 ATOM may inspect the Products upon receipt. Products which fail (as defined only as a failure under statistical lot sampling standard ANSI/ASQC Z1.4:1993 AQL 1.0, General Inspection Level I). Any of the Products or lots of Products ("Lot") which materially fail to meet the specifications set forth in Exhibit E may be rejected by ATOM and returned to MASIMO for replacement. Prior to returning any Products to MASIMO, ATOM shall notify MASIMO by facsimile that ATOM has rejected the Products, inclusive of the reason or basis of such rejection. Within five (5) working days of the receipt of the notification, MASIMO will issue a "Return to



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              Vendor" ("RTV") number to ATOM by facsimile, which RTV number will be ATOM's authorization to return the Products.

                     8.2.2 ATOM shall promptly notify MASIMO of any incoming Lot failure. Products which do not conform to MASIMO's specifications shall be returned by ATOM to MASIMO freight collect and insured for full replacement value. Within twenty (20) days after the date of receipt of the nonconforming Products by MASIMO, replacement Product will be shipped to ATOM at MASIMO's expense. Should MASIMO fail to replace rejected Products by shipping conforming Products to ATOM within thirty (30) days of its receipt of the nonconforming Products, ATOM shall have the option to cancel without cost or liability the purchase of such Products and receive, at ATOM's option, a credit or rebate if payment has been made. ATOM shall pay freight charges, insurance and other customary charges for transportation for improperly rejected Products.

                     8.2.3 All costs to replace including transportation with
              respect to the defective Products shall be the sole responsibility of MASIMO.

                     8.2.4 If ATOM attempts to correct deficiencies to the
              Products purchased under this Agreement without prior written authorization from MASIMO, then MASIMO shall have no further obligations with respect to such Products.

              8.3 Nonconforming Acceptance. ATOM may choose to accept the Products which fail to conform in a minor aspect to the specifications established by this Agreement without prejudice to its right to reject nonconforming items in the future. If ATOM so chooses, ATOM will notify MASIMO of its intent to accept nonconforming items. However, MASIMO accepts no responsibility for nonconforming items accepted by ATOM.

       9. CONFIDENTIALITY

              9.1 MASIMO's Confidential Information. ATOM shall not use MASIMO's Confidential Information for any purpose other than performance of this Agreement or the maintenance or repair of the Products in accordance with this Agreement. ATOM shall not disclose MASIMO's Confidential Information to any third party without the prior written consent of MASIMO.

              9.2 ATOM's Confidential Information. Except as otherwise expressly provided in this Agreement, MASIMO shall not use ATOM's Confidential Information for any purpose other than performance of this Agreement, without the prior written consent of ATOM. MASIMO shall not disclose ATOM's Confidential Information to any third party without the prior written consent of ATOM.

              9.3 Confidentiality Exemptions. Neither party's obligations under
       Section 9.1 or 9.2 shall apply to information that:

                     9.3.1 prior to the transmittal was of general public
              knowledge;

                     9.3.2 becomes a matter of general public knowledge
              otherwise than as a consequence of a breach under this Agreement;

                     9.3.3 is rightfully communicated to the Party free of any
              obligation of confidence subsequent to the time of communication thereof;

                     9.3.4 is made public by the Party claiming confidentiality
              or

                     9.3.5 is required to be disclosed by applicable law;
              provided however, that the Party who may be required to disclose such information shall notify the other Party in sufficient time for the owner of such Confidential Information to file the appropriate documents with the court to obtain a protective order to enforce the confidentiality requirements of this Agreement;

                     9.3.6 information which the receiving Party can establish
              by competent proof was in its possession at the time of disclosure by the disclosing Party and was not acquired, directly or indirectly, from the disclosing Party; or

                     9.3.7 information which is received from a third party;
              provided, however, that the receiving Party has no reason to know such information was obtained by said third party, directly or indirectly, from the other Party under a nondisclosure agreement.

              9.4 Injunctive Relief. The Parties acknowledge that (a) the covenants set forth in this Article 9 ("CONFIDENTIALITY") are essential elements of this Agreement and that, but for the agreement of the parties to comply with such covenants, the Parties would not have entered Agreement; (b) neither party will have any adequate remedy at law if the other party violates the terms of this Article 9 ("CONFIDENTIALITY"); and
       (c) each party shall have the right, in addition to any other rights it may have, to obtain in any court of competent jurisdiction temporary, preliminary and permanent injunctive relief to restrain any breach, threatened breach, or otherwise to specifically enforce any of the covenants in this Article 9 ("CONFIDENTIALITY") if the other party fails to perform any of such covenants under this Article 9 ("CONFIDENTIALITY").

              9.5 Press Release. Within 15 days of the execution of this Agreement, MASIMO and ATOM agree to issue a joint press release announcing the existence and general content of the Agreement. Except for the press release, neither Party shall, without the other's prior written approval, disclose any terms of this Agreement. This provision shall not be interpreted to bar either Party from making any disclosure required of it by law, but if such disclosure includes the terms or provisions of this Agreement, then the other Party shall be given the opportunity to review the disclosure prior to its release.


       10. PROPRIETARY RIGHTS

              10.1 MASIMO Inventions and Improvements. Any Improvement made by ATOM, made jointly by ATOM and MASIMO, or made solely by MASIMO shall be the sole property of MASIMO, and MASIMO has the right to apply for copyrights, patents (including utility and design patents), or other protection for intellectual property rights anywhere in the world under its own name and at its own expense. If such invention or Improvement is owned by MASIMO and is applicable to the MS Boards for SpO(sub 2) Measurement only, SpO(sub 2) Sensors or Accessories, and if ATOM has, and continues to meet the Integration Commitment and its obligations under
       Section 3.2 ("Best Efforts"), MASIMO will grant ATOM, without additional compensation, a non-exclusive, non-transferable license to use such Improvement to incorporate the MS Boards having the Improvement into the Licensed Devices, to demonstrate Licensed Devices and to distribute Licensed Devices to (i) End User customers and (ii) to ATOM Distributors.

              10.2 ATOM Inventions. Subject to the license rights granted to ATOM herein, MASIMO retains all right, title and interest in and to Masimo Technology and all Improvements. If ATOM makes any Improvement, ATOM shall, and hereby does, transfer all right, title and interest in and to all such Improvements, whether or not they have application to MASIMO. ATOM agrees that it shall promptly notify MASIMO of any Improvement and disclose such Improvement in detail. ATOM agrees that it shall take all actions and execute all documents, at MASIMO's expense and as MASIMO may reasonably request, to effectuate the acknowledgment of MASIMO's ownership contained herein and the vesting in MASIMO of complete and exclusive ownership of any Improvement. ATOM shall, at MASIMO's expense, secure, maintain and defend for MASIMO's benefit all rights therein, including the right to submit any patent, copyright or trademark application or registration.

       11. WARRANTY

              11.1 MASIMO Warranty

                     11.1.1 MASIMO warrants the MS Boards supplied by MASIMO to
              ATOM under normal use and care for a period of [*] following receipt by ATOM to be free from defects in workmanship or material and to be in material conformity with MASIMO's specifications. Masimo bears all replacement costs if MASIMO reasonably determines that the unit must be replaced under this Warranty. Units returned to MASIMO for warranty repairs shall be shipped to MASIMO freight collect according to MASIMO's instruction. Within thirty (30) days of the receipt of MS Boards, MASIMO shall replace or repair such units and shall ship them to ATOM's designated return destination freight prepaid. The foregoing warranties extend to the MS Boards returned by ATOM's customers.

                     11.1.2 MASIMO warrants that for a period of [*] following
             receipt by ATOM, the re-usable probes LNOP-DCl, the PC08 and PC12 product cables supplied by MASIMO to ATOM will be, under normal use and care, free to ATOM from any defect in workmanship or material and to be in material conformity with MASIMO's specifications. MASIMO bears all replacement costs under this warranty if MASIMO reasonably determines that the unit must be replaced under this Warranty. Units returned to MASIMO for warranty repairs shall be shipped to MASIMO freight collect according to MASIMO's instruction. Within thirty (30) days of the receipt of reusable probes MASIMO shall replace or repair such units and shall ship them to ATOM's designated return destination freight prepaid. The foregoing warranties extend to the covered items returned by ATOM's customers.

                     11.1.3 MASIMO warrants that for a period of [*] following
              receipt by ATOM, and only on first use, the disposable probes (e.g., LNOP-Neo, LNOP-NeoPt, LNOP-Pdt and LNOP-Adt) supplied by MASIMO to ATOM hereunder will be, under normal use and care, and only upon first use, free from any defect in workmanship or material and to be in material conformity with MASIMO's specifications therefor. Masimo bears all replacement costs under this warranty if MASIMO reasonably determines that the unit must be replaced under this Warranty. Units returned to MASIMO for warranty repairs shall be shipped to MASIMO freight collect according to MASIMO's instruction. Within thirty (30) days of the receipt of disposable probes. MASIMO shall replace or repair such units and shall ship them to ATOM's designated return destination freight prepaid. The foregoing warranties extend to the covered items returned by ATOM's customers.

                     11.1.4 This warranty does not extend to any unit that has
              been subject to misuse, neglect or accident; that has been damaged by causes external to the unit; that has been used in violation of MASIMO's instructions; that has been affixed to any nonstandard Accessory attachment; that has been modified, disassembled, or reassembled by anyone other than MASIMO.

* Confidential material redacted and filed separately with the Commission.

              11.2 Limitation of Liability. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH ABOVE, MASIMO GRANTS NO WARRANTIES, EITHER EXPRESS OR IMPLIED, ON THE PRODUCTS, INCLUDING ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, AND THE STATED EXPRESS WARRANTY IS IN LIEU OF ALL LIABILITIES OR OBLIGATIONS OF MASIMO FOR DAMAGES, INCLUDING BUT NOT LIMITED TO, CONSEQUENTIAL DAMAGES OCCURRING OUT OF OR IN CONJUNCTION WITH THE USE OR PERFORMANCE OF SUCH UNIT OF PRODUCTS. IN NO EVENT SHALL MASIMO BE RESPONSIBLE FOR CONSEQUENTIAL, INCIDENTAL, SPECIAL DAMAGES, LOSS OF PROFIT, OR EXPENSE SUFFERED BY THE OTHER PARTY IN CONNECTION WITH THIS AGREEMENT.

       12. INDEMNIFICATION

              12.1 Notice. Recognizing the objectives of this Agreement, ATOM agrees that if it knows of or becomes aware of any patents that may be infringed by the manufacture and sale of the Products, it will promptly disclose such information to MASIMO.

              12.2 By Masimo--Bodily Injury. MASIMO will defend, indemnify and hold ATOM harmless against any and all liability, loss, damages, costs or expenses which ATOM may hereafter incur, as a result of any injury, illness or death of any person which is caused by any Product, to the extent that such injury, illness or death resulted from (i) MASIMO's design or manufacture of the Masimo Products or (ii) failure of the Masimo Products at the time of shipment to ATOM to materially comply with the specification of Exhibit E. MASIMO shall have no liability or responsibility of any kind to ATOM under this Section unless ATOM (a) promptly notifies MASIMO of such claims, (b) gives MASIMO an adequate opportunity to defend, including complete control of such defense, and
       (c) provides reasonable assistance to MASIMO, at MASIMO's expense, in connection with the defense and settlement of any such claim. MASIMO shall have no liability for settlements made without MASIMO's express written consent. Should ATOM desire to have its own counsel participate in any such action, the cost of such counsel shall be exclusively ATOM's.

              12.3 By Masimo--Infringement. MASIMO will defend, indemnify and hold ATOM harmless against infringement or alleged infringement by standard Products furnished under this Agreement, of any patent, copyright, trademark, trade secret, or any other proprietary right of any third party. MASIMO shall have no liability or responsibility of any kind to ATOM under this Section unless ATOM (a) promptly notifies MASIMO of such claim, (b) gives MASIMO an adequate opportunity to defend, including complete control of such defense, and (c) provides reasonable assistance to MASIMO, at MASIMO's expense, in connection with the defense and settlement of any such claim including, but not limited to, where practical, to modify the Products to make them noninfringing or, where practical, to obtain licenses under such intellectual property rights. MASIMO shall have no liability for settlements made without its express written consent. Should ATOM desire to have its own counsel participate in any such action, the cost of such counsel shall be exclusively ATOM's. MASIMO may, at its sole discretion, modify the particular Product to make it noninfringing, obtain a license to allow the continued use of the Product, or discontinue shipment of the Product to ATOM.

              12.4 By ATOM. ATOM will defend, indemnify and hold MASIMO harmless against any and all liability, loss, damages, costs or expenses which MASIMO may hereafter incur, as a result of any injury, illness or death of any person which is caused by any Licensed Device, or as a result of infringement or claims of infringement related to the Licensed Devices of any patent copyright, trademark, trade secret, or any other proprietary right of any third party, to the extent that such injury, illness or death or infringement results from (i) any portion of the Licensed Devices which is supplied to ATOM by any person other than MASIMO, (ii) any combination of the Product with items not furnished by MASIMO, (iii) any inadequacy of the labeling or use-manuals for such Licensed Device or SpO(sub 2) Sensors (unless such inadequacy consists of inaccurate information supplied by MASIMO), (iv) any act or omission to act of ATOM or any party other than MASIMO who designed or manufactured any portion of the Licensed

       Devices, or (v) any modifications to the Products or MASIMO Technology made by ATOM, by others or by MASIMO at ATOM's request. ATOM shall have no liability or responsibility of any kind to MASIMO under this Section unless MASIMO (a) promptly notifies ATOM of such claims, (b) gives ATOM an adequate opportunity to defend, including complete control of such defense and (c) provides reasonable assistance to ATOM, at ATOM's expense, in connection with the defense and settlement of such claim. ATOM shall have no liability for settlements made without its express written consent. Should MASIMO desire to have its own counsel participate in any such action, the cost of such counsel shall be exclusively MASIMO's.

              12.5 Notwithstanding the above, MASIMO shall not be liable for any infringement of intellectual property rights of third parties or for any liability, loss, damages, costs or expenses which ATOM may incur as a result of any injury, illness or death resulting from (a) modifications to Masimo Technology or the Products made by ATOM, by others, or by MASIMO at ATOM's request, (b) electrical/electronics, software/firmware, sensors, or product interface not furnished by MASIMO, (c) combination of the Products with other apparatus not furnished by MASIMO, (d) use of products or components not supplied by MASIMO, (e) use of MASIMO technology and Products not permitted by the License granted herein, (f) the combination of Masimo Technology with other technology not furnished by MASIMO, or (g) for any claims not related directly to Masimo Technology or the MASIMO Products, (h) any alterations or modifications to the Products which are requested by ATOM.

              12.6 Patent Defense. ATOM agrees that it shall notify MASIMO any claim by a third party that such third party believes that MASIMO Patents or Patent Rights are invalid. ATOM agrees to promptly notify MASIMO of any such claim whether or not such claim is asserted in court by such third party.

                     12.6.1 During and after the term of this Agreement, ATOM
              agrees not to challenge the validity of any of the Patent Rights. During the term of this Agreement, ATOM agrees to disclose to MASIMO any prior art or any other information that is material to the validity of any Licensed Patent or to the patentability of any pending MASIMO patent application of which ATOM is aware.

       13. REGULATORY COMPLIANCE

              13.1 ATOM shall be solely responsible for identifying and obtaining, at its sole cost and expense, all FDA and United States safety agency approvals and any other agency or regulatory approvals which are required for the development manufacture or sale of the ATOM Products. MASIMO will reasonably cooperate with ATOM by providing at no charge to ATOM any MASIMO data in its possession that is reasonably required to obtain the regulatory approvals, including but not limited to 510(k) application materials submitted by MASIMO for its own products that incorporate MASIMO SET. Disclosure by ATOM of any such data shall be subject to the confidentiality provisions of Article 9 ("CONFIDENTIALITY").

              13.2 ATOM shall be solely responsible, at its sole cost and expenses, (i) for identifying and obtaining any necessary approvals or certifications by any non-U.S. governmental, safety or regulatory entity, including testing or other procedures, for the sale by ATOM of ATOM Products, (ii) for identifying and complying with any safety precautions, safety markings, labels or consumer notices required for ATOM Product sales in any country other then the United States, and (iii) for assessing the appropriateness of the ATOM Product for any particular Customer application. MASIMO will cooperate with ATOM by providing any data in its possession that is reasonably required to obtain such approvals or certifications. Disclosure by ATOM of any such data to any third party shall be subject to the confidentiality provisions of Article 9 ("CONFIDENTIALITY").

              13.3 In the event of any recall of any product incorporating Products, the parties shall cooperate to the extent reasonably necessary to conduct such recall in accordance with ATOM's policies and procedures.

              13.4 Regardless of any disclosure to MASIMO by ATOM of an ultimate destination of the Licensed Devices or the Software, ATOM shall not transfer or re-export, whether directly or indirectly, the Software, the Products or Licensed Devices containing the Software, the related documentation, or other related proprietary information to anyone outside the U.S. as to which export may be in violation of the United States Export Laws or regulations without first obtaining the appropriate license from the U.S. Department of Commerce and/or any agency or department of the U.S. government, as required.

       14. INCIDENT REPORTING

              14.1 MASIMO Reporting. MASIMO represents and warrants that all Products manufactured and sold to ATOM pursuant to this Agreement shall be manufactured materially in conformance with all applicable requirements of the FDA and in accordance with all United States federal, state and local statutes, ordinances and regulations, including, but not limited to, the Federal Food, Drug and Cosmetic Act (21 U.S.C. 301 at seq.).

              14.2 ATOM Reporting. ATOM represents that in addition to being responsible for all regulatory approvals that should any incidents of failure of the Products or injury be reported to ATOM that it will promptly (i.e., within two (2) business days) notify MASIMO of any such field performance problems or deficiencies.

              14.3 Recall. If for any reason MASIMO determines that a recall of Product(s) is (are) necessary, MASIMO shall notify ATOM of the possibility of Product recall. If MASIMO notifies ATOM that the Product must be recalled, ATOM agrees that it shall as expediently as possible issue a recall notice to all its customers recalling the Products in question. Provided that the Products meet the specifications specified in Exhibit E, MASIMO's liability for a Product recall shall be the repair or replacement of the part that causes the recall. If the Products fail to meet MASIMO's specifications as set forth in Exhibit E, then MASIMO's sole responsibility shall be the cost which it incurs for repairing and/or replacing the Product in question and for the payment of all freight or shipping charges involved with such recall.

       15. TERM AND TERMINATION

              15.1 Term. This Agreement shall become effective as of the effective date first set forth above, and shall remain in effect for ten
       (10) years. Thereafter, this Agreement is renewable for one-year periods with mutual consent.

              15.2 Termination for Breach. The default by one Party on a material obligation of such Party under this Agreement shall entitle the other Party to give the Party in default written notice describing such default in detail (including all supporting documentation) and requiring it to remedy such default. If such default is not fully remedied within ninety (90) days after the date of such notice, the notifying Party shall be entitled to, in addition to all other remedies available to such party, terminate this Agreement by a written notice to the defaulting Party.

              15.3 Termination on Insolvency. Either Party may terminate this Agreement at any time upon or after the filing against the other Party by any third party of a petition in bankruptcy or insolvency, or upon or after any adjudication that the other Party is insolvent, or upon or after the filing by the other Party of any petition or answer seeking reorganization, readjustment or arrangement of the business of the other Party under any law relating to bankruptcy or insolvency, or upon or after the appointment of a receiver for all or substantially all of the property of the other Parry of any assignment or attempted assignment for the benefit of creditors, or upon or after the institution of any proceedings for the liquidation or winding up of the other Party's business.

              15.4 Rights Upon Termination. In the event of any valid termination of this Agreement under Section 15.2 hereof ("Termination"), all of ATOM's rights under this Agreement shall be terminated. The termination of ATOM's rights shall include the termination of any rights of ATOM to continue to use MASIMO Technology, even though such technology may have entered the public domain prior to or subsequent to termination. This restraint is agreed to be reasonable as consideration for MASIMO's disclosing know-how to ATOM prior to it entering the public domain. No termination shall impact MASIMO's rights to collect for accrued royalties and payment for ordered Product, or either Party's rights to pursue all available remedies in addition to those stated herein.

       16. DISPUTE

              If any dispute or difference shall arise between the parties concerning the construction of this Agreement or the rights or obligations of either Party, the Parties shall strive to settle the same amicably, but if they are unable to do so within ninety (90) days after such dispute or difference has arisen and any claim or cause of action shall be filed in any court in Orange County, California, U.S.A. MASIMO and ATOM each consents to personal jurisdiction in any action brought in the United States District Court for the Central District of California and to service of process upon it in the manner set forth in Section 17.5 ("Notice"). In the event that such action should be brought in a state court, ATOM and MASIMO each consents to personal jurisdiction in any action brought in Municipal Court or Superior Court of the State of California in the County of Orange and to service of process upon it in the manner set forth in Section 17.5 ("Notice") of this Agreement.

       17. MISCELLANEOUS

              17.1 Nonassignability. Except in connection with the sale of all or substantially all of the assets or business of ATOM, ATOM may not assign, transfer or sublicense any of the rights or obligations under this Agreement, without the prior written consent of MASIMO. For any successor or assign of ATOM that is in the pulse oximetry business, ATOM shall promptly notify MASIMO of such successor and such successor shall acquire ATOM'S interest in this Agreement, unless MASIMO objects to such successor within 30 days of notice. MASIMO may freely assign this Agreement. This Agreement will inure to the benefit of and bind each Party's successors and assigns.

              17.2 Failure to Enforce. The failure of either Party to enforce at any time or for any period of time the provisions of this Agreement shall not be construed to be a waiver of such provisions or of the right of such Parry to enforce each and every such provision.

              17.3 Governing Law. This Agreement shall be deemed to have been made in the State of California, United States of America, and shall be governed by and construed according to the laws of the State of California.

              17.4 Severability. In the event that any of the provisions of this Agreement shall be held by a court or other tribunal of competent jurisdiction to be unenforceable, such provisions shall be deleted from this Agreement and the remaining portions of this Agreement shall remain in full force and effect, except where economic equity of both parties hereto is materially affected by such unenforceability.

              17.5 Notice. Except as either Party may hereafter notify the other with respect to itself, the addresses of the Parties for all purposes of this Agreement shall be:

             MASIMO:              MASIMO CORPORATION
                                  2852 Kelvin Avenue
                                  Irvine, CA 92614
                                  Attention: Chief Executive Officer


             ATOM:                ATOM MEDICAL CORPORATION
                                  3-18-15, Hongo, Bunkyo-Ku
                                  Tokyo, Japan
                                  Attention: Chief Executive Officer


       All notices and communications pursuant to this Agreement shall be addressed as set forth above and shall be delivered to the Party for whom intended by hand or by postage prepaid, first class, registered or certified mail, return receipt requested. Such notices and recommendations shall be deemed to have been given and delivered as of the date of receipt.

              17.6 Force Majeure. Neither Party shall be liable to the other Party hereto for any loss, injury, delay, damages or other casualties suffered or incurred by such other Party due to strikes, riots, storms, fires, acts of God, or war or any other cause beyond the reasonable control of either Party.

              17.7 Headings. Headings to paragraphs and sections of this Agreement are to facilitate reference only, do not form a part of this Agreement, and shall not in any way affect the interpretation hereof.

              17.8 Survival From This Agreement. The rights and obligations of the parties hereto under Articles 9-14 of this Agreement shall survive and continue after any expiration or termination of this Agreement and shall bind the Parties and their representatives, successors, heirs and assignees.

              17.9 Exhibits. All exhibits to which this Agreement refers are hereby incorporated into and made a part of this Agreement.

              17.10 Entire Agreement. This Agreement constitutes the entire agreement between ATOM and MASIMO, and there are no other understandings, agreements or representations, express or implied, written or oral, not specified herein. This Agreement may only be amended by express written agreement and signed by authorized representatives of both Parties.

       IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

MASIMO CORPORATION                          ATOM MEDICAL CORPORATION



By: /s/ WILLIAM H. MARKLE                  By: /s/ KAZUO MATSUBARA
   ----------------------                     ----------------------------------
   William H. Markle                          Kazuo Matsubara, President and CEO
   Vice President, Business Development
   and Marketing

                                   EXHIBIT D
                               PRICE OF PRODUCTS

Price for MS-1 Boards: MASIMO's transfer price to ATOM for the MS-1 Boards (including the Masimo MS-3 Boards) delivered in accordance with this Agreement will be [*] each.

Transfer Price for Sensors and Accessories: MASIMO's transfer prices to ATOM for the SpO2 Sensors and Accessories delivered in accordance with this Agreement are as follows:


Product                                              Part #   Price Each
-------                                              ------   ----------

LNOP(R).Adt (Adult Disposable Probe)                  1001        [*]
LNOP(R).Pdt (Pediatric Disposable Probe)              1025        [*]
LNOP(R).Neo (Neonatal Disposable Probe)               1002        [*]
LNOP(R).NeoPt (Pre-Term Neonatal Disposable Probe)    1003        [*]
LNOP(R).DC-1 (Adult Re-usable Probe)                  1004        [*]
PC-08 (8 Ft. Patient Cable)                           1005        [*]
PC-12 (12 Ft. Patient Cable)                          1006        [*]



                                      [*]




* Confidential material redacted and filed separately with the Commission.